NU SKIN ENTERPRISES

Corporate Executive - Incentive Bonus Plan (US Based)
July 2001 (updated August 15, 2001)

Purpose

Nu Skin Enterprises, Inc. (“Nu Skin”) believes that sound compensation programs are essential to the retention, attraction and motivation of personnel . The purpose of the Plan is to focus executives on excellent, sustained performance that leads to long-term growth, profitability and stability.

Objectives

The objectives of the Incentive Plan include:

•	Focusing executives on the achievement of Nu Skin Enterprise business and strategic objectives;

•	Enhancing operational efficiency and teamwork within each division/region and across divisions and regions;

•	Increasing revenue and operating income on a constant currency basis; and

•	Attracting, retaining and motivating executives by emphasizing “pay for performance” compensation programs that offer competitive total compensation (base salary + incentives) opportunities based on achievement of Company financial and strategic objectives.

Effective Plan Date, Duration and Performance Cycles

•	Effective Plan Date

The effective Plan date is July 1, 2001. The Plan is in effect until further notice and can be cancelled or changed by notification to plan participants prior to the start of any fiscal quarter.

•	Performance Cycles

Executives are eligible to earn the incentive award each fiscal quarter calculated on the individual’s base salary as of the start of the quarter, and based upon the Company’s performance during the quarter.

•	Constant Currency Basis

The Operating Profit and Revenue targets will be set based on budgets and projections converted on a constant currency basis and the results for each fiscal quarter will be converted to constant currency amounts for use in computing performance bonuses.

Constant Currency means using the same currency exchange rate used to translate the financial results for the corresponding period of the prior year, thus eliminating the impact of currency fluctuations. These amounts will be computed by the NSE Finance Department.

Incentives and Participants

Executive Incentive Plan Participants have target award opportunities designed to reward superior Corporate and Division/Region performance and maintain externally competitive total cash compensation commensurate with the Company's performance:

Participants’ incentive awards will be based upon the areas of the Company in which they contribute, and

Participants are assigned a target incentive award opportunity expressed as a percentage of their base salary. The following chart summarizes the percentages used to calculate the bonus for each executive group.

INCENTIVES

Position	Total Target Incentive	NSE Profit Portion	NSE Revenue Portion	Division/ Region Revenue
Chairman & CEO	60%	60%	40%	0%
Senior Vice Presidents	60%	60%	40%	0%
EVPs	60%	60%	40%	0%
Division Presidents, Regional VPs	50%	60%	10%	30%
Division COO, U.S. General Manager	40%	60%	10%	30%
Corporate VPs > 5 years VP service	40%	60%	40%	0%
Corporate VPs < 5 years VP service	30%	60%	40%	0%
Division, Country Vice Presidents	30%	60%	10%	30%
PARTICIPANTS

Position	Participants
Chairman & CEO	Blake Roney, Steve Lund
Senior Vice Presidents	Brooke Roney, Sandie Tillotson, Max Pinegar
Executive Vice Presidents	Truman Hunt, Corey Lindley
Division Presidents, Regional VPs	Lori Bush, Joe Chang, Richard King, Robert Conlee, Mark Wolfert, Mike Smith
U.S. General Manager, Division COO	Scott Schwerdt, Jack Peterson
Vice Presidents > 5 years VP service	Mark Adams, Claire Averett, Max Esplin, Gary Garrett, Rich Hartvigsen, Sid Henderson, Larry Macfarlane, Brad Morris, R. Brent Ririe, Mike Smith
Vice Presidents < 5 years VP service	Joe Ford, John Fralick, James Frary, Keith Howe, Ritch Wood, Rob Young
Division, Country Vice Presidents	Luiz Cequeira, Char Knox, Brett Nelson, Bart Mangum

Critical Success Factors ("CSF's")

•	The Company will use operating profit and revenue as Critical Success Factors (“CSF’s”).

•	The incentive bonus will be weighted 60% to operating profit and 40% to revenue.

•	As shown in the table above, Division or Region/Country executives will split the revenue based bonus between Corporate (10%) revenue and Division or Region/Country (30%) revenue. The Division or Region/Country executive must achieve at least 80% of their respective Division or Region/Country target revenue in order to be eligible for any payment related to the Corporate portion of the incentive. In addition, to receive the Division or Region/Country revenue portion of the bonus the Division/Region/Country threshold level of 90% must be met.

Performance Thresholds

•	Threshold levels represent the minimum acceptable actual performance levels, relative to the targets, required for incentive pay-out.

•	The threshold level for operating profit is 95%

•	The threshold level for revenue is 90%

Note:	If either CSF is below the threshold level at the end of the Plan performance cycle, no incentive will be paid.

•	At the Threshold level of performance, the incentive pay-out will begin at 50% and increase linearly to the Targeted or 100% level of performance.

•	Target levels are set to essentially be in line with achievement of 100% of budgeted revenue and operating profit.

•	Outstanding levels represent performance levels that exceed the target objectives. The bonus continues to increase linearly when the targets are exceeded.

Target Guidelines

•	Target incentive award levels are set by the executive committee based on the individual’s level of job responsibility, considering that job’s potential to impact NSE’s financial performance, as well as competitive total compensation practices (base salary plus incentives) for comparable jobs within organizations similar in size and scope.

•	The actual incentive payout may be smaller or larger, depending on overall NSE, and Division or Region/Country performance results.

Incentive Award Pay-out Guidelines

•	Eligible participants will be chosen by the Chairman and the CEO/President and approved by the Executive Compensation Committee, and must be on the payroll at the time of the payment;

•	The number of days from the date the Participant was selected for participation to the fiscal quarter-end will be used to prorate the incentive award;

•	Participants will receive their awards, when earned, by separate check;

•	Award payments shall be subject to any State and/or Federal tax withholdings; and

•	Payments will be made approximately sixty days after each quarter-end.